Exhibit 99.1

NEWS RELEASE

Contacts: Terry Freeman, CFO
FOR IMMEDIATE RELEASE	Integrated Electrical Services, Inc.
713-860-1500

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600

INTEGRATED ELECTRICAL SERVICES REPORTS
FISCAL 2010 THIRD QUARTER RESULTS

HOUSTON — AUGUST 9, 2010 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced financial results for its fiscal 2010 third quarter ended June 30, 2010.

Revenues for the third quarter of fiscal 2010 were $121.4 million compared to revenues of $172.2 million for the third quarter of fiscal 2009.  Loss from operations in the third quarter of fiscal 2010 was $5.9 million, including significant charges of $0.3 million relating to severance costs, compared to income from operations in the third quarter of 2009 of $4.4 million, including restructuring and significant charges of $1.5 million.  Net loss, including significant charges, in the third quarter of fiscal 2010 was $6.6 million, or $0.45 loss per share, compared to net income, including restructuring and significant charges, for the third quarter of fiscal 2009 of $1.3 million, or $0.09 earnings per diluted share.

Gross profit for the third quarter of fiscal 2010 was $15.1 million, a gross margin of 12.4 percent, compared to gross profit of $31.6 million, a gross margin of 18.4 percent, in the third quarter of fiscal 2009.   Sales, general and administrative (“SG&A”) expenses for the third quarter of fiscal 2010 were $21.1 million, including significant charges of $0.3 million relating to severance costs, compared to $26.8 million, including significant charges of $0.9 million, in the third quarter of fiscal 2009.  SG&A expenses as a percentage of revenues were 17.4 percent in the third quarter of fiscal 2010 compared to 15.6 percent in the third quarter of fiscal 2009.

Michael J. Caliel, IES President and Chief Executive Officer, stated, “While current economic conditions remain challenging and have negatively impacted our end markets, we are nevertheless disappointed in our third quarter results.  We continued to face ongoing weakness in many of our end markets and resulting volume pressure.  The overall construction sector remains weak, and each of our business segments experienced declines in construction activity, along with margin pressure, as many customers continued to reduce, delay or cancel proposed projects.

“While we continue to be disciplined regarding the work we pursue, we are encouraged by another positive move in our backlog to approximately $259 million.  This is our third quarter of sequential backlog growth, and we continue to be pleased with our pipeline of opportunities.  Further, as a result of our previous investments in business development and sales resources, along with our refined market strategy, we secured a number of significant new project awards in key targeted markets, including refining, renewable energy, government, health care and data centers.  We believe these awards demonstrate measurable progress in differentiating our Company and its resources and expertise in the core markets we serve.

“As we have stated before, during these challenging times in our end markets, we continue to reduce our costs and maximize liquidity.  We amended and extended our credit facility, enhancing our liquidity profile, and improved our surety arrangement by reducing our cost for bonding.   We continue to drive down our cost base to ensure it is aligned with current volumes.  To that end, we believe we are navigating effectively through this downturn and, as a result of the steps we have taken to restructure our operations, have a solid foundation in place and a business with a significant amount of operating leverage.  Accordingly, we believe we are positioned well for an economic recovery as it occurs,” concluded Caliel.

SEGMENT DATA

In October 2009, the Company combined its Industrial segment into its Commercial segment and now reports its operations in two business segments, Commercial & Industrial and Residential.  Revenues for the Commercial & Industrial segment for the third quarter of fiscal 2010 were $89.9 million at a gross margin of 9.7 percent.  This compares to revenues of $134.5 million at a gross margin of 16.5 percent for the third quarter of fiscal 2009.  Revenues for the Residential segment for the third quarter of fiscal 2010 were $31.5 million at a gross margin of 20.1 percent compared to revenues of $37.7 million at a gross margin of 25.0 percent in the third quarter of fiscal 2009.

BACKLOG

As of June 30, 2010, backlog was approximately $259 million compared to $251 million as of March 31, 2010 and to $289 million as of June 30, 2009.  Backlog represents the dollar amount of revenues the Company expects to realize in the future as a result of performing work on multi-period projects that are under contract regardless of duration.  Backlog is not a measure defined by generally accepted accounting principles, and the Company’s methodology for determining backlog may not be comparable to the methodology of other companies.  The Company does not include single family housing or time and material work in backlog.

DEBT AND LIQUIDITY

As of June 30, 2010, IES had total liquidity of $40.3 million.  Working capital was $93.5 million and long-term debt was $10.6 million.  As of August 6, 2010, the Company had total liquidity of $46.3 million.

EBITDA RECONCILIATION

The Company has disclosed in this press release EBITDA (earnings before interest, taxes, depreciation and amortization) which is a non-GAAP financial measure.  EBITDA is a measure that is used in determining compliance with the Company’s secured credit facility. EBITDA calculations may vary from company to company, so IES’ computations may not be comparable to those of other companies.  In addition, IES has certain assets established as part of applying fresh-start accounting that will be amortized in the future.  A reconciliation of EBITDA to net income is found in the table below.  For further details on the Company’s financial results, please refer to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2009, filed on December 14, 2009.

CONFERENCE CALL

Integrated Electrical Services has scheduled a conference call for Tuesday, August 10, 2010 at 9:30 a.m. Eastern time.  To participate in the conference call, dial (480) 629-9835 at least 10 minutes before the call begins and ask for the Integrated Electrical Services conference call.  A brief slide presentation will accompany the call and can be viewed by accessing the web cast on the Company’s web site.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 17, 2010.  To access the replay, dial (303) 590-3030 using a pass code of 4342293#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com.  To listen to the live call on the web, please visit the Company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software.  For those who cannot listen to the live web cast, an archive will be available shortly after the call.

Integrated Electrical Services, Inc. is a leading national provider of electrical and communications contracting solutions for the commercial, industrial and residential markets. From office buildings to wind farms to housing developments, IES designs, builds and maintains electrical and communications systems for a diverse array of customers, projects and locations.  For more information about IES, please visit www.ies-co.com.

Certain statements in this release, including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Company's actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results and the Company's ability to generate sales and operating income; potential defaults under credit facility and term loan; cross defaults under surety agreements; potential depression of stock price triggered by the potential sale of controlling interest or the entire company as a result of controlling stockholder’s decision to pursue a disposition of its interest in the company; fluctuations in operating results because of downturns in levels of construction; delayed project start dates and project cancellations resulting from adverse credit and capital market conditions that affect the cost and availability of construction financing; delayed payments resulting from financial and credit difficulties affecting customers and owners;  inability to collect moneys owed because of the depressed value of projects and the ineffectiveness of liens;  inaccurate estimates used in entering into contracts; inaccuracies in estimating revenue and percentage of completion on projects; the high level of competition in the construction industry, both from third parties and former employees; weather related delays; accidents resulting from the  physical hazards associated with the Company's work; difficulty in reducing SG&A to match lowered revenues; loss of key personnel; litigation risks and uncertainties; difficulties incorporating new accounting, control and operating procedures and centralization of back office functions; and failure to recognize revenue from work that is yet to be performed on uncompleted contracts and/or from work that has been contracted but not started due to changes in contractual commitments.

You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2009, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise information concerning its restructuring efforts, borrowing availability, or cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

# # #